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                              DORSEY & WHITNEY LLP
                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498
                            Telephone: (612) 340-2600
                               Fax: (612) 340-2868

                                                                     EXHIBIT 5.1



Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

         Re:  Registration Statements on Form S-3
              File Nos. 333-46457 and 333-49951

Ladies and Gentlemen:


         We have acted as counsel to Green Tree Financial Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of Registration Statements on Form S-3 (File Nos. 333-46457 and 333-49951) (hereinafter referred to as the "Registration Statement") under the Securities Act of 1933, as amended, relating to an aggregate of $3,000,000,000 of Certificates for Home Improvement and Home Equity Loans to be issued from time to time in series under separate Pooling and Servicing Agreements, and the preparation of a Prospectus Supplement dated August 14, 1998, and the related Prospectus dated August 14, 1998 (together, the "Prospectus") relating to the offer and sale by the Company of $1,346,450,000 (approximate) aggregate principal amount of Certificates for Home Improvement and Home Equity Loans, Series 1998-D (the "Certificates"), to be issued under a Pooling and Servicing Agreement, dated as of August 1, 1998 (the "Pooling and Servicing Agreement") between the Company and U.S. Bank Trust National Association, as Trustee (the "Trustee"). Capitalized terms used herein and not defined have the meanings assigned thereto in the Pooling and Servicing Agreement.

         The Company will provide an HE: B-2 Limited Guaranty and an HI:B-2 Limited Guaranty with respect to the Class HE: B-2 Certificates and Class HI:
B-2 Certificates, respectively.

         We have examined the Registration Statement, the Prospectus, the Pooling and Servicing Agreement, and such other related documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that:

         1. The Pooling and Servicing Agreement has been duly authorized by the Board of Directors of the Company and duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, and the HE: B-2 Limited Guaranty and the HI:B-2 Limited Guaranty of the Company provided for therein constitute the valid and binding obligations of the Company.

         2. The Certificates have been duly executed and delivered in accordance with the terms of the Pooling and Servicing Agreement and are legally and validly issued, and the holders of such Certificates are entitled to the benefits of the Pooling and Servicing Agreement.

         The opinions set forth above are subject to the following qualifications and exceptions:
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Green Tree Financial Corporation
August 20, 1998
Page 2


                  (a) Our opinion in paragraph 1 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

                  (b) Our opinion in paragraph 1 above is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

                  (c) Minnesota Statutes ss. 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

                  Our opinions expressed above are limited to the laws of the State of Minnesota and the Delaware General Corporation Law.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising part of the Registration Statement.

Dated:   August 20, 1998

                                                      Very truly yours,

                                                      /s/ Dorsey & Whitney LLP

CFS